Exhibit (d)(14)

INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

AGREEMENT made as of the 29th day of February, 2008 by and among Sun Capital Advisers LLC, a Delaware limited liability company (the “Investment Adviser”), Sun Capital Advisers Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, SC Goldman Sachs Mid Cap Value Fund (the “Fund”), and Goldman Sachs Asset Management, L.P., a Delaware limited partnership (the “Subadviser”).

WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Fund is a series of the Trust;

WHEREAS, the Investment Adviser and the Subadviser are investment advisers registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the provisions of the Investment Advisory Agreement dated February 29, 2008] between the Investment Adviser and the Trust, on behalf of the Fund, the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

WHEREAS, the Investment Adviser has selected the Subadviser to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below, and the Subadviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Investment Adviser, the Trust and the Subadviser agree as follows:

1. Investment Advisory and Management Services. The Investment Adviser hereby appoints the Subadviser to serve as subadviser to the Fund and the Subadviser hereby accepts such appointment. Subject to the supervision of the Investment Adviser, Subadviser will regularly provide the Fund with investment advice and investment management services concerning the investments of the Fund. The Subadviser will determine what securities shall be purchased, held or sold by the Fund and what portion of the Fund’s assets shall be held uninvested in cash and cash equivalents, subject always to the provisions of the Trust’s Declaration of Trust and By-laws and the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Fund (including, without limitation, the requirements of Subchapters L and M of the Internal Revenue Code of 1986, as amended) (the “Code”), as each of the same shall be from time to time in effect or set forth in the Fund’s Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Trust’s Board of Trustees (the “Board” or “Trustees”) or the Investment Adviser may from time to time establish and deliver in writing to the Subadviser, provided that the Subadviser acknowledges in writing receipt of such guidelines or policies, which acknowledgement will not be unreasonably delayed.

To carry out such determinations the Subadviser will exercise full discretion, subject to the preceding paragraph, and act for the Fund in the same manner and with the same force and effect as the Trust might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Notwithstanding the foregoing, the Subadviser shall, upon and in accordance with written instructions from the Investment Adviser, effect such portfolio transactions for the Fund as the Investment Adviser may from time to time direct. Such instructions will be given in reasonable circumstances, including, without limitation, any termination of this Agreement.

The Subadviser will also make its officers and employees available to meet with the officers of the Investment Adviser and the Trust’s officers and Trustees at least quarterly on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions. From time to time as the Board of Trustees of the Trust or the Investment Adviser may reasonably request, the Subadviser will furnish to the Investment Adviser and Trust’s officers and to each of its Trustees, at the Subadviser’s expense, reports on portfolio transactions and reports on issues of securities held by the Fund, all in such detail as the Trust or the Investment Adviser may reasonably request. The Subadviser will keep the Trust’s officers and the Investment Adviser informed of developments materially affecting the Fund’s holdings, and will, on its own initiative, furnish the Trust’s officers and the Investment Adviser from time to time with such information.

The Subadviser agrees to provide, upon request, reasonable assistance to the Investment Adviser, the Trust’s valuation committee and the Fund’s pricing agent in making determinations of the fair value of the Fund’s portfolio securities in accordance with the Trust’s valuation procedures. With respect to any security or instrument held both by the Fund and by another registered investment company sponsored by the Subadviser (“GS Proprietary Fund”), the Subadviser further agrees to: (i) to immediately notify the Investment Adviser if the Subadviser believes that market quotations for such security or instrument are not readily available or the market price does not reflect the security’s or instrument’s fair value; and (ii) provide to the Investment Adviser the value assigned to such security or instrument within such GS Proprietary Fund, and the basis for the decision, pursuant to the Subadviser’s procedures for determining the fair value of a security or instrument. With respect to securities or instruments that are not also held by a GS Proprietary Fund, the Subadviser agrees to (i) above to the extent the Subadviser has actual knowledge of a valuation situation of the type described therein. Notwithstanding the foregoing, the Subadviser shall not be responsible for any valuation determinations made with respect to the Fund.

In addition, the Subadviser will provide a quarterly certification, in the form provided by the Investment Adviser from time to time, that the Subadviser has managed the Fund in accordance with the provisions of this Agreement. The Subadviser acknowledges and agrees that the Investment Adviser may, in its discretion, provide such quarterly compliance certifications to the Board. The Subadviser agrees to correct promptly any failure on its part and to take any action that the Investment Adviser may reasonably request in connection with any breach of this Agreement. The Subadviser shall also provide the officers of the Fund with supporting certifications in connection with such certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act.

The Subadviser will cooperate with and provide reasonable assistance to the Investment Adviser, the Fund’s custodian and foreign custodians, transfer agent and all other agents and representatives of the Trust and the Investment Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust, on behalf of the Fund, and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interaction with each to promote the exchange of information.

Unless and until otherwise directed in writing by the Investment Adviser or the Trust’s officers or Board, the Subadviser will be responsible for voting all proxies pursuant to its internal proxy voting policies and procedures, as adopted by the Board for the Fund, including taking action with respect to corporate action elections for proxies and corporate actions communicated by the Fund or its agents to the Subadviser, with respect to the securities held by the Fund. The Investment Adviser understands that the Subadviser establishes from time to time guidelines for the voting of proxies and may employ the services of a proxy voting service to vote proxies in accordance with the Subadviser’s guidelines, as adopted by the Board for the Fund. Except as may otherwise be provided by applicable law, the Subadviser shall not incur any liability to the Investment Adviser or the Trust by reason of any exercise of, or failure to exercise, any discretion with respect to any and all filings in connection with any securities litigation or class action lawsuit involving securities held or that were held in the Fund and shall not incur any liability for any failure arising from an act or omission of a person other than the Subadviser with respect to such filings.

The Subadviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act. The Subadviser shall permit the Investment Adviser, the Fund’s officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon due notice.

If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Fund, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund. The Subadviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Subadviser may render investment advice, management and other services to others.

The Subadviser is prohibited from consulting with any other subadviser to any other series of the Trust concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

2. Expenses. The Subadviser will bear its own costs of providing services hereunder. The Subadviser will not be responsible for expenses of the Investment Adviser or the Fund, including, but not limited to, the following: the Fund’s legal, auditing and accounting expenses; expenses of maintenance of the Fund’s books and records other than those required to be maintained by the Subadviser, including computation of the Fund’s daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Fund; fees of the Fund’s custodian, transfer agent, registrar or other agents; expenses of preparing the Fund’s share certificates; expenses relating to the redemption or repurchase of the Fund’s shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund investors (except that the Subadviser will be responsible for costs associated with supplements to such documents and all regulatory filing requirements necessitated by a change of control of the Subadviser or any change in the portfolio manager or managers assigned by the Subadviser to manage the Fund); cost of Fund stationery; costs of Trustee, shareholder and other meetings of the Trust or Fund (except that the Subadviser will be responsible for costs associated with any shareholder meeting, or any information statement prepared and distributed in lieu of a shareholder meeting, necessitated by a change of control of the Subadviser); traveling expenses of officers, trustees and employees of the Trust or Fund; fees of the Trust’s trustees and salaries of any officers or employees of the Trust or Fund; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Fund and their officers and trustees.

3. Compensation of Subadviser. As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will calculate and pay to the Subadviser an annual fee, computed daily and paid quarterly in arrears, which varies in accordance with the net asset value of the Fund. The annual subadvisory fee is expressed as a percent of the average daily net assets of the Fund as follows:

ASSET LEVEL	FEE RATE
All Assets	0.40%

For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter. The Subadviser’s fee shall be payable solely by the Investment Adviser. The Fund shall have no responsibility for such fee.

For purposes hereof, the value of net assets of the Fund shall be computed in the manner specified in the Fund’s Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares. On any day that the net asset value determination is suspended as specified in the Fund’s Prospectus, the net asset value for purposes of calculating the advisory fee shall be calculated as of the date last determined.

4. Obligations of the Investment Adviser.

a. The Investment Adviser shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

b. The Investment Adviser has furnished the Subadviser a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Investment Adviser agrees to furnish the Subadviser with copies of any financial statements or reports made by the Fund to its shareholders and the Trust’s Declaration of Trust and By-laws, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

5. Brokerage Transactions. Subject to the provisions of this Section 5 and absent instructions from the Investment Adviser or the Trust, the Subadviser will have full discretionary authority to place orders for the purchase and sale of securities for the account of the Fund with such brokers or dealers as it may select. In the selection of such brokers or dealers and the placing of such orders, the Subadviser will act in accordance with its duty to obtain best execution, taking into account best price as an important factor in its decisions. It is also understood, however, that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at higher commissions to the Fund than may result when allocating brokerage to other brokers solely on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to applicable laws and regulations and review by the Investment Adviser and the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable over time and consistent with its fiduciary obligations to the Fund and to such other clients. The Subadviser will report on such allocations at the request of the Investment Adviser, the Fund or the Trust’s Board of Trustees, providing such information as the number of aggregated trades to which the Fund was a party, the broker(s) to whom such trades were directed and the basis of the allocation for the aggregated trades.

In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Subadviser nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Fund, except as permitted by applicable law and with the express written consent of the Trust and the Investment Adviser.

The Subadviser will advise the Fund’s custodian and the Investment Adviser on a prompt basis of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required.

6. Standard of Care and Liability of Subadviser. The Subadviser will not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Subadviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm, or corporation shall have been selected, with due care and in good faith; but nothing herein contained will be construed to protect the Subadviser against any liability to the Investment Adviser, the Fund or its shareholders by reason of: (a) the Subadviser’s causing the

Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s prospectus or Statement of Additional Information or any written guidelines or instruction provided in writing by the Trust’s Board of Trustees or the Investment Adviser and acknowledged by the Subadviser as provided in Section 1. of this Agreement, (b) the Subadviser’s causing the Fund to fail to satisfy the diversification requirements of § 817(h) of Subchapter L of the Code, or the diversification or source of income requirements of Subchapter M of the Code, or (c) the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

The Subadviser will indemnify and hold harmless the Investment Adviser, its affiliated persons and the Fund (collectively, the “Indemnified Persons”) to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by any Indemnified Person to the extent resulting, in whole or in part, from (i) any of the Subadviser’s acts or omissions specified in (a), (b) or (c) above, (ii)any breach of any duty or warranty hereunder of the Subadviser or any inaccuracy of any representation of the Subadviser made hereunder, or (iii) the Subadviser’s causing the Fund to be in violation of any applicable investment policy or restriction of the Subadviser, provided, however, that nothing herein contained will provide indemnity to any Indemnified Person for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

The Investment Adviser shall indemnify and hold harmless the Subadviser to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by the Subadviser to the extent resulting, in whole or in part, from (i) the Investment Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement, (ii) any breach of any duty or warranty hereunder of the Investment Adviser or any inaccuracy of any representation of the Investment Adviser made hereunder, or (iii) the Investment Adviser’s causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any applicable investment policy or restriction of the Investment Adviser, provided, however, that nothing herein contained will provide indemnity to the Subadviser for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

Neither the Investment Adviser nor the Subadviser shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been notified and consented, such consent not to be unreasonably withheld.

7. Term and Termination. This Agreement shall remain in force until December 31, 2009 and from year to year thereafter, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Fund, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Subadviser or the Investment Adviser of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, upon 60 days’ written notice to the Subadviser, be terminated at any time without the payment of any penalty, (a) by the Fund, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, or (b) by the Investment Adviser. This Agreement may, upon 120 days written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty, by the Subadviser. This Agreement shall automatically terminate in the event of its assignment.

8. Interpretation of Terms; Captions. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including specifically the definitions of “interested person,” “affiliated person,” “assignment,” “control” and “vote of a majority of the outstanding voting securities”), shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

9. Registration Statement Information Concerning Subadviser. The Subadviser has reviewed the Registration Statement of the Trust, relating to the Fund as filed with the Securities and Exchange Commission and represents and warrants that with respect to disclosure about the Subadviser or information relating directly or indirectly to the Subadviser, such Registration Statement contains, on or after the effective date thereof, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser agrees to review the Fund’s Prospectus and Statement of Additional Information on at least an annual basis and as requested by the Investment Adviser in connection with the Trust’s annual update to its Registration Statement on Form N-1A to ensure that the description of the Fund’s investment policies and strategies followed by the Subadviser as described therein is consistent with the policies and strategies the Subadviser uses or intends to use.

10. Other Representations and Agreements.

(i) Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

(ii) Each of the Subadviser and the Investment Adviser represents and warrants that it is an investment adviser duly registered with the Securities and Exchange Commission under the Advisers Act and a duly registered investment adviser in all jurisdictions in which it is required to be so registered, and will continue to be so registered for so long as this Agreement remains in effect.

(iii) Each of the Subadviser and the Investment Adviser represents that it has adopted and implemented and shall maintain written policies and procedures with respect to its services pursuant to this Agreement that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(iv) The Subadviser represents that it has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Trust. The Subadviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information, whether concerning the Fund or otherwise, by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

(v) The Subadviser agrees to maintain for the term of this Agreement and provide evidence thereof to the Fund or the Investment Adviser upon request a blanket bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to the Investment Adviser and the Board.

(vi) Each of the Subadviser and the Investment Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with respect to all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described in this Agreement and to the conduct of its business as a registered investment adviser.

(vii) The Subadviser agrees to notify promptly the Investment Adviser and the Trust in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to: (a) the occurrence of any event that could disqualify the Subadviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (b) any material change to the Subadviser’s business activities that could have a material impact on the performance of its duties under this Agreement; (c) any event that would constitute a change of control of the Subadviser; (d) any material change in the portfolio management team; (e) the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to the Subadviser’s services to the Fund; and (f) any material violation of the Subadviser’s code of ethics.

(viii) Each of the parties to this Agreement agrees to cooperate with each other party to the extent permitted by applicable laws, regulations or orders in connection with any investigation or inquiry relating to this Agreement or the Trust.

(ix) The Investment Adviser represents that the Trust has implemented an anti-money laundering program and a customer identification program (“CIP”) that each comply with the requirements of applicable law, including the Bank Secrecy Act and U.S.A. PATRIOT Act of 2001 and the regulations promulgated thereunder. The Investment Adviser agrees that the Subadviser shall not have any responsibility or liability arising out of any non-compliance by the Fund with applicable anti-money laundering regulations.

(x) The Investment Adviser represents that the Trust has policies and procedures with respect to excessive and short-term trading.

11. Confidentiality of Portfolio Holdings Information. The Subadviser may release portfolio holdings information with respect to the Fund only: (i) with the prior written consent of the Trust’s Chief Compliance Officer; provided, however, that the Subadviser may, without such prior written consent, disclose portfolio holdings information to the Fund’s Investment Adviser, the Board, officers, custodian, fund accounting agent, principal underwriter, auditors and counsel (collectively, the “Fund’s Service Providers”) solely in connection with the performance of its advisory duties for the Fund, or if required or requested by any regulatory authority with jurisdiction, judicial or administrative process or otherwise by applicable law or regulation; and (ii) if the release of the portfolio holdings information is in conformity with the disclosure set forth in the Fund’s currently effective Registration Statement.

12. Use of Name. It is understood that the name “Goldman, Sachs & Co.” or “Goldman Sachs” or any derivative thereof, any tradename, trademark, trade device, service mark, symbol or logo associated with those names are the valuable property of the Subadviser or its affiliates and that the Investment Adviser has the right to use such name (or derivative or logo) with respect to the Fund, in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of the Subadviser, such approval not to be unreasonably withheld, and for so long as the Subadviser is Subadviser of the Fund. Notwithstanding the foregoing, the Subadviser’s approval is not required when (i) previously approved materials are re-issued with minor modifications, (ii) the Investment Adviser and Subadviser identify materials which they jointly determine do not require the Subadviser’s approval and (iii) such name (or derivative or logo) is used in the Fund’s Registration Statement, shareholder reports, or other documents filed with the Securities and Exchange Commission. Upon termination of this Agreement, the Fund and the Investment Adviser shall forthwith cease to use such name (or derivative or logo) with respect to the Fund, except as required by law or regulation, and except for references, in the Fund’s Registration Statement, shareholder reports or other documents filed with the Securities and Exchange Commission, or in the Fund’s marketing material, to the Subadviser having served as the Fund’s subadviser for the term of this Agreement.

During the term of this Agreement, the Subadviser shall not use the Investment Adviser’s name, or the Fund’s or the Trust’s name, respectively, without the prior written approval of the Investment Adviser or the Trust. Upon termination of this Agreement, the Subadviser shall forthwith cease to use such names.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

14. Entire Agreement; Amendments. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

15. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16. Independent Contractor. In the performance of the Subadviser’s duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Fund or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Fund or the Investment Adviser.

17. Notices. Any notice under this Agreement shall be delivered or mailed to the addresses set forth below, or such other address as any party may specify in writing to the others:

If to the Trust or Fund:

Sun Capital Advisers Trust

One Sun Life Executive Park

Wellesley, MA 02481

Attn: President

If to the Investment Adviser:

Sun Capital Advisers LLC

One Sun Life Executive Park

Wellesley, MA 02481

Attn: Chief Counsel

If to the Subadviser:

Goldman Sachs Asset Management, L.P.

32 Old Slip

New York, NY 1005

Attn: Scott Kilgallen

If delivered, such notices shall be deemed given upon receipt by the other party or parties. If mailed, such notices shall be deemed given seven (7) days after being mailed.

18. Limitation of Liability. It is understood and expressly stipulated that neither the holders of shares of the Fund nor the Trustees shall be personally liable hereunder. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

19. Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SUN CAPITAL ADVISERS TRUST

By:	/s/ JAMES M. A. ANDERSON
James M. A. Anderson
Its:	President

SUN CAPITAL ADVISERS LLC

By:	/s/ JAMES M. A. ANDERSON
James M. A. Anderson
Its:	President

By:	/s/ JAMES F. ALBAN
James F. Alban
Its:	Managing Director & Chief Financial Officer

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ SCOTT KILGALLEN
Scott Kilgallen
Its:	Managing Director